Exhibit 10.20

STRATEGIC COOPERATION

Letter of Intent

This Strategic Cooperation Letter of Intent (hereinafter the “LOI”) is entered into this 17th day of September, 2015

BY AND BETWEEN

Party A:	Wuhan Yangtze River Newport Logistics Co., Limited

AND

Party B:	Wuhan Coal Industry Association (hereinafter ”WCIA”)

WHEREAS

The Wuhan Yangtze River Newport Logistics Park constructed by Party A is situated at Yangluo Development Zone, Wuhan which is the waterway of Wuhan to the coastal regions and the door connecting Central China and the foreign world (the “Logistic Park”). Both Yangluo Comprehensive Bonded Zone and Wuhan Free Trade Zone that Party A is seeking status approval are significant areas constituting the Yangtze River Economic Belt. The core business of Party A is the provision of professional and comprehensive services in logistics, bonded logistics, waterway, railway, and highway transportation, collection-distribution-transportation logistics, value-added storage processing, information processing, commerce, trading and distribution, logistics finance, and office spaces.

Whilst Party B, WCIA, was established in October 2008 which is a municipal and industrial social organization with nearly 300 members.

Subject to the impact of the economic downturn, the coal industry overcapacity, sluggish demand, fierce competition has been going on for many years. In order to get out of the predicament and seek new profit growth source and given the Logistics Park’s convenient traffic in block trade logistics, its own docks, railways and other scarce resources, altogether can significantly reduce the cost of coal logistics, both parties agreed that coal logistics, warehousing, e-commerce, logistics, finance and other areas of extensive cooperation. honest and trustworthy, mutual benefit and win-win cooperation in line with the principles of both parties The two sides reached a strategic cooperation as follows:

NOW

Both parties wish to work closely on the areas of coal logistics, storage, e-commerce, logistics finance and so forth. Basing on good faith, mutual benefits and win-win situation, both parties have reached consensus on the strategic cooperation LOI as follows:

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1.    Party B wishes to relocate its headquarters to the Logistics Park by purchasing or renting Party A office premises in the Logistic Pak. In return Party A will offer special package to Party B members in respect of their offices, storage and distribution;

2.    The current unit price of Party A commercial premises or offices is arRMB17,000/sq.m. the final net selling price that Party B clients contemplate buying will be fixed upon commencement of sale of commercial houses at a 95% discount off the price recorded by the housing bureau

3.    When Party A receives the Construction Commencement Permit for phase 2 project and has commenced construction works, each WCIA member will engage in properties sales and purchase contracts and make a 10% upfront payment at a unit price of RMB17,000/sq. m. pending repayment of the balance by installments according to construction progress when Party A receives the Permit for Advance Sale of Commercial House and has commenced the sale;

4.    The WCIA members’ annual operating turnover of commodities of over 20 million tons. Party A should endeavor to satisfy WCIA with 3 million tons of coal storage per annum. Party A will also allow Party B to fully utilize the wharf for loading and unloading, as well as making use of waterway and railway transportation. WCIA members will enjoy a 95% discount on the expenses incurred on the aforesaid businesses in the Logistic Pak. Party A also provides WCIA members with supply chain logistic finance.

5.    Both parties jointly build the e-commerce for coal industry to entice investors. Party A is responsible for the construction of the properties and storage, port, special railroad lines, the cooperation with financial institutes in building supply chain logistics financial service platform. Party A will assure full financial support to the newly joined enterprises. Both parties endeavor to strengthen the influence of the Logistic Pak in the hope of turning into an influential national coal storage center.

6.    Miscellaneous

All terms and conditions outlined in this LOI will be set out in formal agreement between both parties or between Party A and each WCIA member. This LOI is signed in duplicate, with each party holding one copy.

Party A:
Wuhan Yangtze River Newport Logistics Co., Ltd.

Legal Representative:
(Authorized signatory):

Party B:
Wuhan Coal Industry Association

Legal Representative:
(Authorized signatory):

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